Exhibit 10.3

EXECUTION VERSION

SIXTH AMENDED AND RESTATED
PROPERTY MANAGEMENT AGREEMENT

This SIXTH AMENDED AND RESTATED PROPERTY MANAGEMENT AGREEMENT (this “Management Agreement”) is made and entered into as of this 31st day of August, 2012, by and among BEHRINGER HARVARD REIT I, INC., a Maryland corporation (“BH REIT”), BEHRINGER HARVARD OPERATING PARTNERSHIP I LP, a Texas limited partnership (“BH OP”), and HPT MANAGEMENT SERVICES LLC, a Texas limited liability company (the “Manager”).

WHEREAS, BH OP was organized to acquire, own, operate, lease and manage real estate properties on behalf of BH REIT; and

WHEREAS, BH OP and BH REIT and Manager previously entered into that certain Property Management and Leasing Agreement dated February 14, 2003, as amended and restated by the Amended and Restated Property Management and Leasing Agreement dated June 2, 2003, the Second Amended and Restated Property Management and Leasing Agreement dated February 11, 2005, the Third Amended and Restated Property Management and Leasing Agreement dated March 20, 2006, the Fourth Amended and Restated Property Management and Leasing Agreement dated December 29, 2006, and the Fifth Amended and Restated Property Management and Leasing Agreement, dated May 15, 2008, as amended by the First Amendment dated June 25, 2008, the Second Amendment dated August 13, 2008, the Third Amendment dated November 9, 2010, and the Fourth Amendment dated February 20, 2012 (collectively, the “Original Management Agreement”); and

WHEREAS, Owner desires to continue retaining Manager to manage real estate properties acquired by Owner upon the terms and subject to the conditions set forth in this Management Agreement; and

WHEREAS, the Board of Directors of BH REIT (based upon the recommendation of the BH REIT Special Committee), BH OP and Manager have each approved and declared advisable, this Management Agreement; and

WHEREAS, upon the terms and subject to the conditions of this Management Agreement, Manager desires to grant BH REIT the option and BH REIT desires the option to undertake the property management functions of Manager as contemplated by Article IX; and

WHEREAS, the Board of Directors of BH REIT (based upon the recommendation of the BH REIT Special Committee) has determined that this Management Agreement, including the Buyout Option (as defined below), is in furtherance of and consistent with its business strategy, is fair and reasonable to BH REIT, and is in the best interests of its stockholders; and

WHEREAS, concurrent with the entry into this Sixth Amended and Restated Property Management Agreement, BH REIT, Manager, Behringer Harvard REIT I Services Holdings, LLC, and Behringer Advisors, LLC are entering into that certain Master Modification Agreement and certain related agreements;

WHEREAS, the Board of Directors of BH REIT (based upon the recommendation of the BH REIT Special Committee), including a majority of members of the Board of Directors of BH REIT not otherwise interested in the transactions contemplated hereby directly or through an Affiliate (as defined in the BH REIT Charter), has determined that any assets acquired by BH REIT from Manager pursuant to this Management Agreement are at a price to BH REIT no greater than the cost, to Manager, of the assets being acquired, or at a price to BH REIT in excess of the cost, to Manager, of the assets being acquired pursuant to this Management Agreement, but substantial justification for such excess exists and such excess is reasonable; and

WHEREAS, the parties desire to amend and restate in its entirety the Original Management Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree, as follows:

ARTICLE I.
DEFINITIONS

Except as otherwise specified or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Management Agreement, and the definitions of such terms are equally applicable both to the singular and plural forms thereof:

1.1           “Account” has the meaning set forth in Section 2.5.

1.2           “Adjustment Date” has the meaning set forth in Section 9.5(a).

1.3           “Administrative Services Agreement” means that certain Administrative Services Agreement, dated as of August 31, 2012, by and between BH REIT and Behringer Advisors, LLC, as amended, supplemented or otherwise modified from time to time.

1.4           “Affiliate” means, except as otherwise provided herein, with respect to any Person, any other Person which, at the time of determination, directly or indirectly controls, is controlled by or is under common control with, such Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, BH REIT, BH OP, and their respective Affiliates shall not be considered Affiliates of Manager or any Affiliates of Manager, and vice versa.

1.5           “Agreement” means any loan agreement, mortgage, indenture, deed of trust, lease, sublease, contract, covenant, plan, insurance policy or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession, franchise or license, whether oral or written, expressed or implied.

1.6           “Annual Budget” has the meaning set forth in Section 2.6(c).

1.7           “Behringer Group” means, collectively, (i) Manager, (ii), Behringer Harvard REIT I Services Holdings, LLC, (iii) Behringer Advisors, LLC, (iv) Behringer Harvard Holdings, LLC, and (v) all of their respective Affiliates. For the avoidance of doubt, BH REIT, BH OP, and their respective Affiliates shall not be considered members of the Behringer Group.

1.8           “Behringer Plans” means, collectively, each plan, program, policy or Agreement providing for compensation, bonuses, pension, retirement, profit sharing, health, dental, vision, life, disability, severance, termination pay, performance awards, equity or “profits interests” awards, fringe benefits or other employee benefits of any kind, if any, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is sponsored, maintained, or contributed to by any member of the Behringer Group in which any Manager Specified Employee participates.

1.9           “BH OP” has the meaning set forth in the Preamble.

1.10         “BH REIT” has the meaning set forth in the Preamble.

1.11         “BH REIT Plans” has the meaning set forth in Section 9.6(e)(i).

1.12         “Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in Dallas, Texas generally are authorized or required by Law or regulation to close.

1.13         “Buyout” means, collectively, the waiver of certain non-solicitation and non-hire provisions and the other transactions contemplated by Article IX.

1.14         “Buyout Closing” has the meaning set forth in Section 9.3(a).

1.15         “Buyout Closing Date” has the meaning set forth in Section 9.3(a).

1.16         “Buyout Consideration” means 0.8 times the gross amount of all Management Fees and Oversight Fees earned by Manager under this Management Agreement for the trailing consecutive 12-month period ending with the last full month prior to the delivery of the Buyout Notice; provided, however, that if (i) the Buyout Notice Date occurs during the one-year period prior to the Existing Expiration Date, and (ii) Remaining Amount is less than the Buyout Consideration payable (but for the effect of this proviso), then the Buyout Consideration means the Remaining Amount.

1.17         “Buyout Consideration Schedule” has the meaning set forth in Section 9.3(c).

1.18         “Buyout Notice” has the meaning set forth in Section 9.2.

1.19         “Buyout Notice Date” has the meaning set forth in Section 9.2.

1.20         “Buyout Option” means the option to consummate the Buyout, on the terms and subject to the conditions set forth in Article IX.

1.21         “Capital Plan” has the meaning set forth in Section 2.4(g).

1.22         “Change of Control” shall occur, with respect to any specified person, if (a) any Group, who prior to such time beneficially owned (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) less than 50% of the voting shares or other equity interests of such specified person (measured by voting power rather than the number of shares or other equity interests), shall acquire (including by merger,  consolidation or otherwise) voting shares or other equity interests of such specified person, in one or more transactions or series of transactions, and after such transaction or transactions such Group beneficially owns 50% or more of voting shares or other equity interests of such specified person (measured by voting power rather than the number of shares or other equity interests), or (b) such specified person shall sell all or substantially all of its assets to any Group which, prior to the time of such transaction, beneficially, directly or indirectly, owned less than 50% of the voting shares or other equity interests of such specified person (measured by voting power rather than the number of shares or other equity interests). In addition, any event that causes, directly or indirectly, any Person other than REIT I to become the beneficial owner of greater than 50% of the Equity Interests of BH OP shall be deemed a Change of Control of REIT I.

1.23         “Claim” means any threatened, pending or completed claim, action, suit, litigation, arbitration, alternative dispute resolution mechanism, investigation, hearing or any other proceeding, whether civil (including intentional and unintentional tort claims), criminal, administrative, regulatory, investigative or other, or any inquiry or investigation that might lead to the institution of any such claim, action, suit, litigation or other proceeding, whether civil (including intentional and unintentional tort claims), criminal, administrative, regulatory, investigative or other.

1.24         “COBRA” has the meaning set forth in Section 9.6(e)(iii).

1.25         “Construction Work” has the meaning set forth in Section 5.2.

1.26         “Contracts” has the meaning set forth in Section 3.2(d).

1.27         “Damages” means any and all costs, losses, damages, Liabilities, obligations, lawsuits, deficiencies, Claims, demands, penalties, assessments, fines, return of any consideration, Judgments, arbitration awards, indemnification payments, reasonable costs and reasonable expenses, of any nature whatsoever, reasonable costs and reasonable expenditures required or incurred to comply with any Judgment, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing. All Damages shall be calculated on a pre-Tax basis, without reduction or other adjustment for any Tax consequences arising out of the payment of such Damages.

1.28         “Economic Interest Percentage” means the percentage of capital contributed directly or indirectly to the Joint Venture as compared with the total capital contributed to the Joint Venture by all of the owners of the Joint Venture as the percentage shall be calculated in good faith by the Owner. Any in-kind contribution shall be considered in the calculation of the Economic Interest Percentage and valued at the fair market value of the contribution on the date of contribution as determined by the Owner.

1.29         “Employee Release” has the meaning set forth in Section 9.6(d)(i).

1.30         “Equity Interests” means (i) with respect to a corporation, as determined under the Laws of the jurisdiction of organization of such entity, shares of capital stock (whether common, preferred or treasury), (ii) with respect to a partnership, limited liability company, limited liability partnership or similar Person, as determined under the Laws of the jurisdiction of organization of such entity, units, interests, or other partnership or limited liability company interests, or (ii) any other equity ownership.

1.31         “Estimated Manager Fees and Expenses” has the meaning set forth in Section 9.3(f)(ii).

1.32         “Existing Expiration Date” has the meaning set forth in Section 7.1.

1.33         “Final Manager Fees and Expenses Amount” has the meaning set forth in Section 9.5(a).

1.34         “Final Manager Fees and Expenses Statement” has the meaning set forth in Section 9.5(a).

1.35         “GAAP” means United States generally accepted accounting principles in effect on the Original Effective Date, consistently applied.

1.36         “Governmental Authority” means any United States or other international, national, state or local government, any political subdivision thereof or any other governmental, judicial, public or statutory instrumentality, authority, body, agency, department, bureau, commission or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any arbitrator with authority to bind a party at law.

1.37         “Gross Revenues” means all amounts actually collected as rents or other charges for the use and occupancy of the Properties, but excluding (i) interest and other investment income of Owner, (ii) proceeds received by Owner from a sale, exchange, condemnation, eminent domain taking, casualty or other disposition of assets of Owner, and (iii) proceeds received by Owner from any financing.

1.38         “Group” shall mean any person, or any two or more persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and all Affiliates of such person or persons.

1.39         “Improvements” means any buildings, structures and equipment from time to time located on the Properties and all parking and public common areas located on the Properties.

1.40         “Indemnified Parties” has the meaning set forth in Section 6.5(a).

1.41         “Intellectual Property Rights” means all right, title and interest, whether foreign or domestic, in and to any and all trade secrets, confidential information, patents, inventions, copyrights, service marks, trademarks, know-how, or similar intellectual property rights and all applications and rights to apply for these rights, as well as any and all similar rights and license rights of any type under the laws or regulations of any governmental, regulatory, or judicial authority, foreign or domestic and all renewals and extensions thereof.

1.42         “Joint Venture” means an investment in a legal organization formed to provide for the sharing of the risks and rewards in an enterprise co-owned and operated for mutual benefit by two or more business partners and established to acquire or hold Properties.

1.43         “Judgments” means any judgments, injunctions, orders, decrees, writs, rulings, stipulations, consents, settlements, or awards of any court or other judicial authority or any other Governmental Authority.

1.44         “Laws” means all laws, statutes, by-laws, ordinances, rules, regulations, common law or Judgments of any Governmental Authority.

1.45         “Lease” means, unless the context otherwise requires, any lease or sublease made by Owner as landlord or by its predecessor.

1.46         “Licensing Claim” shall mean any Claim that Manager or any other member of the Behringer Group does not possess a real estate brokerage or similar license required by any Law in connection with services provided by such Person to Owner or any of its Affiliates, or any Claim that arises from or relates to the foregoing.

1.47         “Liabilities” means any liability, indebtedness, guaranty, assurance, commitment, claim, loss, damage, deficiency, assessment, obligation or responsibility, whether fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, absolute, known or unknown, contingent or unmatured, liquidated or unliquidated, asserted or unasserted, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be stated in financial statements or disclosed in the notes thereto.

1.48         “Losses” has the meaning set forth in Section 6.5(a).

1.49         “Management Agreement” has the meaning set forth in the Preamble.

1.50         “Management Fees” has the meaning set forth in Section 5.1.

1.51         “Manager” has the meaning set forth in the Preamble.

1.52         “Manager Fees and Expenses” has the meaning set forth in Section 9.3(f)(ii).

1.53         “Manager Purchased Assets” has the meaning set forth in Section 9.3(d).

1.54         “Manager Purchased Assets Schedule” has the meaning set forth in Section 9.3(d).

1.55         “Manager Representations Letter” has the meaning set forth in Section 9.4(b)(i).

1.56         “Manager Specified Employee” has the meaning set forth in Section 9.3(e)(i).

1.57         “Manager Specified Employees Schedule” has the meaning set forth in Section 9.3(e)(i).

1.58         “Master Modification Agreement” means that certain Master Modification Agreement, dated as of August 31, 2012, by and between BH REIT, Manager, Behringer Harvard REIT I Services Holdings, LLC, and Behringer Advisors, LLC, as amended, supplemented or otherwise modified from time to time.

1.59         “Non-Hired Manager Specified Employee” has the meaning set forth in Section 9.6(a).

1.60         “Notice” has the meaning set forth in Section 8.1.

1.61         “Original Effective Date” means February 14, 2003.

1.62         “Original Management Agreement” has the meaning set forth in the Recitals.

1.63         “Oversight Fee” has the meaning set forth in Section 5.1.

1.64         “Owner” means BH REIT, BH OP or any joint venture, limited liability company or other Affiliate of BH REIT or BH OP that owns, in whole or in part, on behalf of BH REIT, any Property or Properties.

1.65         “Ownership Agreements” has the meaning set forth in Section 2.4(e).

1.66         “Person” means an individual, corporation, association, business trust, estate, trust, partnership, limited liability company or other legal entity.

1.67         “Pre-Closing Manager Fees and Expenses Schedule” has the meaning set forth Section 9.3(f)(ii).

1.68         “Properties” means all interests in real estate owned by Owner and all tracts to be acquired by Owner containing income-producing improvements or on which Owner will construct income-producing improvements. For the avoidance of doubt, if at any time Owner ceases to own any interest in a Property, it shall no longer be considered a “Property” for the purposes of this Management Agreement.

1.69         “Proprietary Properties” means all modeling algorithms, tools, computer programs, know-how, methodologies, processes, technologies, ideas, concepts, skills, routines, subroutines, operating instructions and other materials and aides used in performing the duties set forth in Article II that relate to management advice, services and techniques regarding current and potential Properties, and all modifications, enhancements and derivative works of the foregoing.

1.70         “PTO Benefits” has the meaning set forth in Section 9.6(c).

1.71         “PTO Liabilities” has the meaning set forth in Section 9.6(c).

1.72         “Remaining Amount” shall mean the gross amount of all Management Fees and Oversight Fees that would have been earned by Manager under this Management Agreement during the period beginning on the Buyout Closing Date and ending on the Existing Expiration Date (based on an average of the Management Fees and Oversight Fees earned by the Manager under this Management Agreement for the trailing consecutive 12 month period ending with the last full month prior to the delivery of the Buyout Notice) had the Buyout Option not been exercised prior to the Existing Expiration Date.

1.73         “Severance Schedule” has the meaning set forth in Section 9.6(d)(i).

1.74         “Submanager” has the meaning set forth in Section 8.3(b).

1.75         “Support Services Agreement” means any Agreement for services between any member of the Behringer Group (on the one hand) and BH REIT or its Affiliates (on the other hand), other than the Administrative Services Agreement and this Management Agreement.

1.76         “Tax Return” means any report, return (including information return), election, document, estimated tax filing, declaration or other filing required to be supplied to any taxing or other Governmental Authority with respect to Taxes, including any amendments thereto.

1.77         “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service and use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments and (ii) any Liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group.

1.78         “Texas Tax Code” means the Texas Tax Code as amended by Texas H.B. 3, 79th Leg., 3rd C.S. (2006), and reference to any provision of the Texas Tax Code Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable administrative rules as in effect from time to time.

1.79         “Third Party Leasing Agreement” has the meaning set forth in Section 8.4.

1.80         “Third Party Management Agreement” has the meaning set forth in Section 8.5.

1.81         “Transferred Manager Employees” has the meaning set forth in Section 9.6(a).

ARTICLE II.
APPOINTMENT AND STATUS OF MANAGER; SERVICES TO BE PERFORMED

2.1           Appointment of Manager. Owner hereby engages and retains Manager as the manager and as tenant coordinating agent of the Properties, and Manager hereby accepts such appointment on the terms and conditions hereinafter set forth; it being understood that this

Management Agreement shall cause Manager to be, at law, Owner’s agent upon the terms contained herein.

2.2           Treatment Under Texas Margin Tax. For purposes of the Texas margin tax, Manager’s performance of the services specified in this Management Agreement will cause Manager to conduct part of the active trade or business of the Owner, and Manager’s compensation includes both the payment of management fees and the reimbursement of specified costs incurred in Manager’s conduct of the active trade or business of the Owner. Therefore, Owner and Manager intend Manager to be, and shall treat Manager as, a “management company” within the meaning of Section 171.0001(11) of the Texas Tax Code. Owner and Manager will apply Sections 171.1011(m-1) and 171.1013(f)-(g) of the Texas Tax Code to Owner’s reimbursements paid to Manager pursuant to this Management Agreement of specified costs and allocable wages and compensation. Owner and Manager further recognize and intend that as a result of the relationship created by this Management Agreement, reimbursements paid to Manager pursuant to this Management Agreement include (i) “flow-though funds” that Manager is mandated by law or fiduciary duty to distribute, within the meaning of Section 171.1011(f) of the Texas Tax Code, and (ii) “flow-through funds” that Manager is mandated by contract to distribute, within the meaning of Section 171.1011(g). The terms of this Management Agreement shall be interpreted in a manner consistent with the characterization of the Manager as a “management company” as defined in Section 171.0001(11), and with the characterization of the reimbursements as “flow-though funds” within the meaning of Section 171.1011(f)-(g) of the Texas Tax Code.

2.3           General Duties. Manager shall devote its reasonable best efforts to performing its duties hereunder to manage, operate and maintain the Properties in a diligent, careful and vigilant manner. The services of Manager are to be of scope and quality not less than those generally performed by professional property managers of other similar properties in that geographic area. Manager shall make available to Owner the full benefit of the judgment, experience and advice of the members of Manager’s organization and staff with respect to the policies to be pursued by Owner relating to the operation and leasing of the Properties.

2.4           Specific Duties. In addition to the specific authority granted to Manager by Owner pursuant to Article III of this Management Agreement, but subject to the terms hereof, Manager’s duties include the following:

(a)           Lease Obligations. Manager shall perform all duties of the landlord under all Leases insofar as such duties relate to operation, maintenance, and day-to-day management. Manager shall also provide or cause to be provided, at Owner’s expense, all services normally provided to tenants of like premises, including where applicable and without limitation, gas, electricity or other utilities required to be furnished to tenants under Leases, normal repairs and maintenance, and cleaning and janitorial service. Manager shall arrange for and supervise the performance of all installations and improvements in space leased to any tenant that are expressly required under the terms of the lease of such space.

(b)           Maintenance. Manager shall cause the Properties to be maintained in a manner consistent with, or substantially similar to, the manner in which similar rental properties in that geographic region are maintained. Manager’s duties and supervision in this respect shall include, without limitation, cleaning the interior and the exterior of the Improvements and making or supervising the repair, alterations, and decoration of the Improvements, subject to and in strict compliance with this Management Agreement and the Leases. Construction activities undertaken by Manager, if any, shall be limited to activities related to the management, operation, maintenance, and leasing of the Properties (e.g., repairs, renovations, and leasehold improvements), including planning and coordinating the construction of any tenant-paid improvements, in each case, at Owner’s request.

(c)           Leasing Functions. Notwithstanding anything in this Management Agreement to the contrary, unless requested in writing by Owner and agreed to in writing by Manager, Manager shall not perform (and, unless so requested and agreed in a separate written agreement, Manager shall not have any obligation to perform) any leasing functions, and unless so requested and agreed, all leasing functions will be performed by Owner or third parties pursuant to Section 8.4. For the avoidance of doubt, Manager shall not pay and Manager will not be reimbursed by Owner for, any expenses of leasing a Property (such as newspaper and other advertising, signage, banners, brochures, referral commissions, leasing commissions, finder’s fees and salaries, bonuses and other compensation of leasing personnel responsible for the leasing of the Property) unless Owner has requested Manager to perform such leasing functions or pay such amount and Manager has agreed, in accordance with this Section 2.4(c).

(d)           Permits; Notice of Violations. At Owner’s request and cost and expense, Manager shall use commercially reasonable efforts to obtain required permits for each Property and take all commercially reasonable steps to ensure compliance in all material respects with applicable Laws. Manager shall forward to Owner promptly upon receipt, all notices of violation or other notices from any governmental authority, and board of fire underwriters or any insurance company, and shall make such recommendations regarding compliance with any notice as Manager believes is appropriate.

(e)           Ownership Agreements. Manager has received copies of (and will be provided with copies of future) Articles of Incorporation, Agreements of Limited Partnership, Joint Venture Partnership Agreements and Operating Agreements, each as may be amended from time to time, of Owner, as applicable (the “Ownership Agreements”) and is familiar with the terms thereof. Manager shall use reasonable care to avoid any act or omission that, in the performance of its duties hereunder, shall in any way conflict with the terms of Ownership Agreements.

(f)            Technology Use and Support. Manager shall utilize the software and technology platforms that it believes are appropriate in connection with fulfilling its duties under this Management Agreement. In addition, Manager shall provide technical support and maintenance with respect to any technology used in the maintenance, operation, management and leasing of the Properties.

(g)           Capital Plans. Not later than 30 days after the Original Effective Date, and each successive fifth anniversary thereafter, Manager shall prepare and deliver to Owner a plan setting forth its strategies for the overall management, operation and maintenance of the Properties under the terms and conditions of this Management Agreement, for the five years immediately following the submission (“Capital Plan”). As often as reasonably necessary during the period covered by any Capital Plan, the Manager may submit to Owner for its approval an updated Capital Plan.

2.5           The Account. Manager shall establish and maintain a separate checking account (the “Account”) into which all rent and other monies collected from tenants shall be deposited. All monies deposited from time to time in the Account shall be deemed to be trust funds and shall be and remain the property of Owner and shall be withdrawn and disbursed by Manager for the account of Owner only as expressly permitted by this Management Agreement. No monies collected by Manager on Owner’s behalf shall be commingled with funds of Manager. The Account shall be maintained, and monies shall be deposited therein and withdrawn therefrom, in accordance with the following:

(a)           All sums received from rents and other income from the Properties shall be promptly deposited by Manager in the Account. Manager may endorse any and all checks received in connection with the operation of any Property and drawn to the order of Owner, and Owner shall, upon request by Manager, furnish Manager’s depository with an appropriate authorization for Manager to make such endorsement. Manager shall have the right to designate two or more persons, each of whom shall be approved in advance by BH REIT, who shall be authorized to draw against the Account, but only for purposes authorized by this Management Agreement.

(b)           All sums due to Manager hereunder, whether (i) for compensation, (ii) reimbursement for expenditures approved by Owner, including as part of the Annual Budget in accordance with Section 2.6(c), or (iii) permitted under Section 2.6(d) shall be a charge against the operating revenues of the Properties and shall be paid or withdrawn by Manager or Owner from the Account prior to the making of any other disbursements therefrom.

(c)           By the 15th day after the end of each month, Manager shall forward to Owner all monies contained in the Account other than a reserve of $5,000 and any other amounts otherwise provided in the budget for the relevant property which shall remain in the Account.

Notwithstanding the foregoing provisions of this Section 2.5, Manager hereby acknowledges that (A) Owner may obtain one or more mortgage loans secured by one or more of the Properties and (B) Manager will act in conformity with the commercially reasonable provisions of the documents evidencing or securing such mortgage loans. Manager agrees that the existing terms of existing mortgage loans as of the date hereof shall be deemed to be commercially reasonable for the purposes of the immediately preceding sentence. For the avoidance of doubt, neither this Management Agreement nor the rights of Manager under this Management Agreement shall be subordinated to any future mortgage loans secured by one or more of the Properties or any renegotiation, amendment, or other modification to any such existing mortgage loans, in each case, without the prior written consent of Manager, which consent may be withheld or granted in Manager’s sole discretion, however the withholding or granting of such consent shall not be unreasonably delayed.

Notwithstanding the forgoing provisions of this Section 2.5, Manager shall not have the duties and responsibilities set forth in this Section 2.5 to the extent Owner performs the respective activity or function contemplated by this Section 2.5.

2.6           Accounting, Records and Reports.

(a)           Records. Manager shall maintain the necessary books and records in connection with the maintenance and operation of the Properties, including but not limited to, copies of invoices, leases, billing records, recovery calculations and budget data. Consistent with past practice, Manager will provide requested data and support to Owner in order to account properly for the Properties. Manager also shall provide the following services as reasonably requested by Owner: (i) billing and collection of rent and other charges; (ii) management reporting; (iii) variance analysis; (iv) recoveries analysis and billings; (v) general ledger analysis; (vi) accrual support; (vii) reforecasting; and (viii) budgeting. Owner and persons designated by Owner shall at all reasonable time have access to and the right to audit and make independent examinations of such records, books and accounts and all vouchers, files and all other material pertaining to the Properties and this Management Agreement, all of which Manager agrees to keep safe, available and separate from any records not pertaining to the Properties, at a place recommended by Manager and approved by Owner.

(b)           Copies of Contracts. Manager shall provide the original copies of all contracts entered into by Manager on behalf of Owner during such period, if requested by Owner upon 15 days’ prior written notice.

(c)           Budgets and Leasing Plans. Not later than August 15 of each calendar year, Owner shall prepare and submit to Manager a leasing plan for each Property. Utilizing (among other things) the leasing plan provided by Owner, not later than October 15 of each calendar year, Manager shall prepare and submit to Owner for its approval an operating budget on each Property for the calendar year immediately following such submission (each, an “Annual Budget”). In connection with any acquisition of a Property by Owner, Manager shall prepare an Annual Budget for the remainder of the calendar year. Each Annual Budget shall be in the form of the budget and plan approved by Owner prior to the date thereof. As often as reasonably necessary during the period covered by any such budget, Manager may submit to Owner for its approval an updated Annual Budget incorporating any changes as shall be necessary to reflect cost over-runs and the like during that period. If Owner does not disapprove any proposed Annual Budget within 60 days after receipt thereof by Owner, the Annual Budget shall be deemed approved. If Owner shall disapprove any proposed Annual Budget, it shall so notify Manager within said 60-day period and explain the reasons therefor. If Owner disapproves of any proposed Annual Budget, Manager shall submit a revised Annual Budget, as applicable, within 10 days of receipt of the notice of disapproval, and Owner shall have 10 days to provide notice to Manager if it disapproves of the revised Annual Budget. If a proposed

Annual Budget is not approved by December 31 of any calendar year, Manager shall operate the applicable Property pursuant to the proposed Annual Budget for the following calendar year with respect to those portions approved by Owner and in accordance with the prior year’s Annual Budget with respect to those portions not approved by Owner (with the exception of (i) non-recurring expenditures and capital expenditures which shall be deemed removed from the prior year’s Annual Budget and (ii) actual increases for real estate taxes, which shall be deemed added to the prior year’s Annual Budget).

(d)           Additional Costs. Manager will not incur any costs other than those estimated in any Annual Budget except for:

(i)            tenant improvements and real estate commissions required under a Lease;

(ii)           maintenance or repair costs under $5,000 per Property;

(iii)          reasonable costs incurred in emergency situations in which action is immediately necessary for the preservation or safety of the Property, or for the safety of occupants or other persons (or to avoid the suspension of any necessary service of the Property);

(iv)          expenditures for real estate taxes and assessment;

(v)           maintenance supplies calling for an aggregate purchase price less than $25,000 per annum for all Properties; and

(vi)          as otherwise required in this Management Agreement.

Annual Budgets prepared by Manager shall be for planning and informational purposes only, and Manager shall have no liability to Owner for any failure to meet any Annual Budget. However, Manager will use its best efforts to operate within the approved Annual Budget.

(e)           Legal Requirements. Manager shall execute and file when due all forms, reports, and returns required by law relating to the employment of its personnel. Manager shall be responsible for notifying Owner in the event Manager receives notice that any Improvement on a Property or any equipment therein does not comply with the requirements of any statute, ordinance, law or regulation of any governmental body or of any public authority or official thereof having or claiming to have jurisdiction thereover. Manager shall promptly forward to Owner any complaints, warnings, notices or summonses received by it relating to such matters. Owner represents that to the best of its knowledge each of its Properties and any equipment thereon will upon acquisition by Owner comply with all such requirements. Owner authorizes Manager to disclose the ownership of the Property by Owner to any such officials.

ARTICLE III.
AUTHORITY GRANTED TO MANAGER AND CERTAIN OWNER OBLIGATIONS

3.1           Authority As To Tenants, Etc. Owner agrees and does hereby give Manager the following authority and powers (all of which, unless otherwise provided herein, shall be exercised either as Manager for Owner, or in the name of Owner entered into by Manager as Owner’s authorized agent, and Owner shall assume all expenses in connection with such matters); provided, however, that Owner will not assume or be responsible for any costs or expenses that (x) have not been previously approved by Owner in writing (including, without limitation, as set forth herein), (y) have not been previously approved by Owner as part of the Annual Budget, or (z) are not permitted under Section 2.6(d):

(a)           to advertise each Property or any part thereof and to display signs thereon, as permitted by law and subject to the terms and conditions of the Leases;

(b)           to collect from tenants all or any of the following: a late rent administrative charge, a non-negotiable check charge, credit report fee, a subleasing administrative charge or broker’s commission;

(c)           with Owner’s prior written authorization, to terminate tenancies and to sign and serve in the name of Owner of each Property such notices related thereto as are deemed necessary by Manager;

(d)           with Owner’s prior written authorization, to institute and prosecute actions to evict tenants and to recover possession of the Property or portions thereof; and

(e)           with Owner’s prior written authorization, to sue for and in the name of Owner and recover rent and other sums due; and to settle, compromise, and release such actions or suits, or reinstate such tenancies. All expenses of litigation that Manager participates in, at Owner’s prior written request, including, but not limited to, attorneys’ fees, filing fees and court costs that Manager shall incur in connection with the collecting of rent and other sums, or to recover possession of any Property or any portion thereof, shall be deemed to be an operational expense of the Property. Manager and Owner shall concur on the selection of the attorneys to handle such litigation.

3.2           Operational Authority. Owner agrees and does hereby give Manager the following authority and powers (all of which, unless otherwise provided herein, shall be exercised either as Manager for Owner, or in the name of Owner entered into by Manager as Owner’s authorized agent, and, unless otherwise provided herein, Owner shall assume all expenses in connection with such matters); provided, however, that Owner will not assume or be responsible for any costs or expenses that (x) have not been previously approved by Owner in writing (including, without limitation, as set forth herein), (y) have not been previously approved by Owner as part of the Annual Budget, or (z) are not permitted under Section 2.6(d):

(a)           to hire, supervise, discharge, and pay all labor required for the operation and maintenance of each Property, including but not limited to on-site personnel, managers, assistant managers, leasing consultants, engineers, janitors, maintenance supervisors and other employees required for the operation and maintenance of the

Property, including personnel spending a portion of their working hours (to be charged on a pro rata basis) at the Property; provided, however, that Manager shall not hire any new personnel, unless the cost and expenses related to such new personnel have been accounted for in the then Annual Budget or previously approved by Owner in writing. Any personnel hired by Manager to maintain, operate and lease the Properties shall be the employees or independent contractors of Manager and not of Owner. Manager shall use due care in selecting and supervising these employees or independent contractors. With respect to these employees, Manager shall be responsible for maintaining timekeeping records, processing regular payroll, filing payroll tax reports on a timely basis, ensuring compliance with wage and tax laws and tracking benefit hours and garnishments and child support orders. All expenses of these employees’ employment shall be deemed operational expenses of the Property.

(b)           to perform the duties assigned to Manager in Section 2.4(b);

(c)           to administer any Leases;

(d)           to prepare, negotiate and enter into, as Manager of the Property, (i) contracts for all items on budgets that have been approved by Owner, any emergency services or repairs for items not exceeding $5,000, (ii) appropriate service agreements and labor agreements for normal operation of the Property, which have terms not to exceed three years, (iii) agreements for all budgeted maintenance, minor alterations, and utility services, including, but not limited to, electricity, gas, fuel, water, telephone, window washing, scavenger service, landscaping, snow removal, pest exterminating, decorating and legal services, in connection with the Leases and relating to the Property and (iv) any other service agreements as Manager may reasonably consider appropriate, consistent with past practice, and accounted for in the then Annual Budget (collectively, the “Contracts”); and

(e)           to purchase supplies and pay all bills in accordance with the Annual Budget, or as permitted under Sections 2.6(d)(ii) or 2.6(d)(v).

Manager shall use its reasonable commercial best efforts to obtain the foregoing services and utilities for each Property on terms consistent with, or substantially similar to, those available to similar rental properties in the geographic region in which the Property is located. Owner hereby appoints Manager as Owner’s authorized Manager for the purpose of executing, as Manager for said Owner, all Contracts. Manager shall secure the approval of, and execution of appropriate Contracts by, Owner for any non-budgeted and non-emergency/contingency capital items, alterations or other expenditures in excess of $5,000 for any one item, securing for each item at least three written bids, if practicable, or providing evidence satisfactory to Owner that the Contract amount is lower than industry standard pricing in the geographic region in which the Property is located, from responsible contractors. Manager shall have the right from time to time during the term hereof, to contract with and make purchases from Affiliates of Manager, provided that contract rates and prices are no less favorable to Owner than those available from unaffiliated third parties. Manager may at any time and from time to time request and receive the prior written authorization of Owner of the Property of any one or more purchases or other expenditures, notwithstanding that Manager may otherwise be authorized hereunder to make such purchases or expenditures.

3.3           Rent and Other Collections. Owner agrees and does hereby give Manager the authority and powers (all of which, unless otherwise provided herein, shall be exercised either as Manager for Owner, or in the name of Owner entered into by Manager as Owner’s authorized agent, and Owner shall assume all expenses in connection with such matters) to collect rents, assessments and other items, including but not limited to tenant payments for real estate taxes, property liability and other insurance, damages and repairs, common area maintenance, tax reduction fees and all other tenant reimbursements, administrative charges, proceeds of rental interruption insurance, parking fees, income from coin operated machines and other miscellaneous income, due or to become due and give receipts therefor and to deposit all such Gross Revenue collected hereunder in the Account. Manager shall also have the authority to collect and handle tenants’ security deposits, including the right to apply such security deposits to unpaid rent, and to comply, on behalf of Owner of the Property, with applicable state or local laws concerning security deposits and interest thereon, if any.

3.4           Advances. Manager shall not be required to advance any monies for the care or management of any Property, but Owner agrees to advance all monies necessary therefor, provided that any advanced amounts have been budgeted in the Annual Budget. If Manager shall elect to advance any money in connection with a Property, Owner agrees to reimburse Manager within 30 days, and hereby authorizes Manager to deduct such advances from any monies due Owner. In connection with any insured losses or damages relating to any Property, Manager and Owner shall each reasonably cooperate with respect to all steps necessary regarding any such claim. Manager will not make any adjustments or settlements in excess of $2,500 without Owner’s prior written consent.

3.5           Payment of Expenses. Owner agrees and does hereby give Manager the authority and power (all of which shall be exercised either as Manager for Owner, or in the name of Owner entered into by Manager as Owner’s authorized agent, and Owner shall assume and be responsible for all expenses in connection with such matters; provided, however, that Owner will not assume or be responsible for any costs or expenses that (x) have not been previously approved by Owner in writing (including, without limitation, as set forth herein), (y) have not been previously approved by Owner as part of the Annual Budget, or (z) are not permitted under Section 2.6(d)) to pay all expenses of the Property, including utility and water charges, sewer rent and assessments, from the Gross Revenue collected in accordance with Section 3.3 above, subject to any lender requirements, from the Account. All bills shall be paid by Manager within the time required to obtain discounts, if any. Owner may from time to time request that Manager forward certain bills to Owner promptly after receipt, and Manager shall comply with any such request. All expenses shall be billed at net cost (i.e., less all rebates, commissions, discounts and allowances, however designed).

It is understood that the Gross Revenue will be used first to pay the compensation to Manager as contained in Article V below, then operational expenses and then any mortgage indebtedness, including real estate tax and insurance impounds, but only as directed by Owner in writing and only if sufficient Gross Revenue is available for such payments. Nothing in this Management Agreement shall be interpreted in such a manner as to obligate Manager to pay from Gross Revenue, any expenses incurred by Owner prior to the commencement of this Management Agreement, except to the extent Owner advances additional funds to pay such expenses.

3.6           Environmental Matters. Owner hereby warrants and represents to Manager that to the best of Owner’s knowledge, no Property acquired after the date of this Management Agreement, upon acquisition by Owner, nor any part thereof, will be used to treat, deposit, store, dispose of or place any hazardous substance that may subject Manager to liability or claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.A. Section 9607) or any constitutional provision, statute, ordinance, law, or regulation of any governmental body or of any order or ruling of any public authority or official thereof, having or claiming to have jurisdiction thereover.

3.7           Legal Status of Properties. Owner represents that to the best of its knowledge each Property and any equipment thereon, in each case acquired after the date of this Management Agreement, when acquired by Owner, will comply with all legal requirements and authorizes Manager to disclose the identity of the Owner of the Property to any such officials. In the event it is alleged or charged that any Improvement or any equipment on a Property or any act or failure to act by Owner with respect to the Property or the sale, rental, or other disposition thereof fails to comply with, or is in violation of, any of the requirements of any constitutional provision, statute, ordinance, law, or regulation of any governmental body or any order or ruling of any public authority or official thereof having or claiming to have jurisdiction thereover, and Manager, in its sole and absolute discretion, considers that the action or position of Owner, with respect thereto may result in damage or liability to Manager, Manager shall have the right to stop providing services with respect to such Property at any time by written cancellation notice to Owner of its election so to do, which cancellation shall be effective upon the service of such notice. Such cancellation shall not (a) terminate this Management Agreement, (b) release the indemnities of Owner set forth in this Management Agreement or (c) terminate any liability or obligation of Owner to Manager for any payment, reimbursement, or other sum of money then due and payable to Manager hereunder.

3.8           Extraordinary Payments. Owner agrees to give adequate advance written notice to Manager if Owner desires that Manager make any extraordinary payment, out of Gross Revenue, to the extent funds are available after the payment of Manager’s compensation as provided for herein and all operational expenses, of mortgage indebtedness, general taxes, special assessments, or insurance premiums.

ARTICLE IV.
EXPENSES

4.1           Owner’s Expenses. Except as otherwise specifically provided, all costs and expenses incurred hereunder by Manager in fulfilling its duties to Owner shall be for the account of and on behalf of Owner. Such costs and expenses shall include the wages and salaries and other employee-related expenses, consistent with past practice, of all on-site and offsite employees (other than the senior executives, identified by title, set forth on Exhibit D) of Manager who are engaged in the operation, management, maintenance and leasing or access control of the Properties, including taxes, insurance and benefits relating to such employees, costs of technology related to the Properties, including computers, telephone systems and property management and accounting software and any upgrades or conversions thereof, and legal, travel and other out-of-pocket expenses that are directly related to the management of specific Properties. All costs and expenses for which Owner is responsible under this Management Agreement shall be paid by Manager out of the Account. In the event the Account does not contain sufficient funds to pay all said expenses, Owner shall fund all sums necessary to meet such additional costs and expenses.

4.2           Manager’s Expenses. Manager shall, out of its own funds, pay all of its general overhead and administrative expenses.

ARTICLE V.
MANAGER’S COMPENSATION

5.1           Management Fees. Owner shall pay to Manager property management fees in an amount equal to three percent (3%) of Gross Revenues (the “Management Fees”) on a monthly basis from the income received from the Properties over the term of this Management Agreement; provided, however, the Management Fees shall not be less than the following amounts for any Property on a monthly basis:

Minimum Monthly
Property Size	Management Fees
0 to 199,999 square feet	$1,000
200,000 to 500,000 square feet	$2,000
More than 500,000 square feet	$3,000

Certain of these Properties may be owned by Joint Ventures. When the Manager is not paid by the Joint Venture directly in respect of its services, the applicable Management Fee or Oversight Fee (as defined below) to be paid by the Owner will be calculated by multiplying the Management Fee by the Economic Interest Percentage owned directly or indirectly by the Owner in that Property. In the event that Owner contracts directly with a third-party property manager not affiliated with the Manager in respect of a Property for which the Owner, in its sole discretion, has the ability to appoint or hire the Manager, Owner shall pay Manager an oversight fee (“Oversight Fee”) equal to one-half of one percent (0.50%) of Gross Revenues. In no event will Owner pay both a Management Fee and an Oversight Fee to Manager with respect to any Property. If Manager subcontracts its responsibilities hereunder to another person or entity, Manager shall be solely responsible for the payment to the third party. The Management Fee includes the reimbursement of the specified cost incurred by the Manager of engaging another person or entity to perform Manager’s responsibilities hereunder; provided, however, that Manager shall be responsible for payment of all amounts to these third parties. Nothing herein shall prevent Manager from entering fee-splitting arrangements with third parties with respect to the Management Fee.

5.2           Construction Supervision Fees. Manager shall supervise construction performed by or on behalf of Owner with respect to the Properties, including, but not limited to capital repairs and improvements, major building construction and tenant improvements (collectively, the “Construction Work”). Owner shall pay Manager a construction supervision fee based on hard construction costs incurred in connection with the Construction Work and in accordance with the rates set forth in Appendix 1 attached to the Original Management Agreement. Owner shall pay construction supervision fees at the same time it makes payments to any third party contractors in respect of the Construction Work.

5.3           Leasing Fees. In addition to the compensation paid to Manager under Section 5.1 above, Manager shall be entitled to receive a separate fee as mutually agreed for leasing services in the event Manager and Owner agree in a separate written agreement that Manager shall perform leasing services pursuant to Section 2.4(c).

5.4           Audit Adjustment. If any audit of the records, books or accounts relating to the Properties discloses an overpayment or underpayment of Management Fees, Owner or Manager shall promptly pay to the other party the amount of such overpayment or underpayment, as the case may be. If such audit discloses an overpayment of Management Fees for any fiscal year of more than the correct Management Fees for such fiscal year, Manager shall bear the cost of such audit.

ARTICLE VI.
INSURANCE AND INDEMNIFICATION

6.1           Insurance to be Carried.

(a)           Manager shall obtain and keep in full force and effect insurance liability policies that shall provide sufficient insurance satisfactory to both Owner and Manager consistent with past practice and shall contain waivers of subrogation for the benefit of Owner.

(b)           Manager shall obtain and keep in full force and effect, in accordance with the laws of the state in which each Property is located, employer’s liability insurance applicable to and covering all employees of Manager at the Properties and all persons engaged in the performance of any work required hereunder, and Manager shall furnish Owner certificates of insurers naming Owner as an additional insured and evidencing that such insurance is in effect. If any work under this Management Agreement is subcontracted as permitted herein, Manager shall include in each subcontract a provision that the subcontractor shall also furnish Owner with such a certificate.

6.2           Insurance Expenses. Premiums and other expenses of such insurance, as well as any applicable payments in respect of deductibles shall be borne by Owner.

6.3           Cooperation with Insurers. Manager shall cooperate with and provide reasonable access to the Properties to representatives of insurance companies and insurance brokers or agents with respect to insurance that is in effect or for which application has been made. Manager shall use its best efforts to comply with all requirements of insurers.

6.4           Accidents and Claims. Manager shall promptly investigate and shall report in detail to Owner all accidents, claims for damage relating to Ownership, operation or maintenance of the Properties, and any damage or destruction to the Properties and the estimated costs of repair thereof, and shall prepare for approval by Owner all reports required by an insurance company in connection with any such accident, claim, damage, or destruction. Such reports shall be given to Owner promptly consistent with past practice. Manager and Owner shall cooperate with respect to settling any claim against an insurance company arising out of any policy. Manager will not settle any claim related to a Property or BH REIT against an insurance company arising out of any policy and, in connection with any such claim, will not execute proofs of loss and adjustments of loss and to collect and receipt for loss proceeds. Without the prior written consent of Manager, which consent shall not be unreasonably withheld or delayed, Owner shall not take a position with respect to any claim under the portfolio property policy or general liability policy of the Behringer Group that is inconsistent with past practice.

6.5           Indemnification.

(a)           Indemnification of Manager. Owner agrees to indemnify, defend, protect, save and hold harmless Manager and any other member of the Behringer Group who performs services pursuant to this Management Agreement and their respective stockholders, partners, members, officers, directors, employees, managers, successors and assigns (collectively, the “Indemnified Parties”) from any and all claims, causes of action, demands, suits, proceedings, loss, judgments, damage, awards, liens, fines, costs, attorney’s fees and expenses, of every kind and nature whatsoever (collectively, “Losses”) in connection with or in any way related to (i) any Contract, (ii) each Property, including any past, current or future allegations regarding treatment, depositing, storage, disposal or placement by any party other than Manager of hazardous substances on the Property, from liability for damage to each Property and injuries to or death of any person whomsoever, and damage to Property, and from liability arising out of or related to a Property that Owner has abandoned or ceased funding operating shortfalls, including the cessation of any service by Manager for such Property as requested by Owner pursuant to Section 8.22, and (iii) the willful misconduct, gross negligence or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction) of Owner, or the failure of Owner to correct any present or future violation or alleged violation of any and all present or future laws, ordinances, statutes, or regulations of any public authority or official thereof, having or claiming to have jurisdiction thereover, of which it has actual notice; provided, however, that the indemnification and exculpation shall not extend to any such Losses arising out of the willful misconduct, gross negligence or unlawful acts (the unlawfulness having been adjudicated by a court of proper jurisdiction) of Manager, its agents, servants, or employees; provided, further, that the indemnification and exculpation shall be limited to the extent that Manager recovers insurance proceeds with respect to that matter. Manager shall not be liable for any error of judgment or for any mistake of fact or law, or for any thing that it may do or refrain from doing, except in cases of willful misconduct, gross negligence or unlawful acts (the unlawfulness having been adjudicated by a court of proper jurisdiction).

(b)           Indemnification of Owner. Manager agrees to indemnify, defend, protect, save and hold harmless Owner and its Affiliates and their respective stockholders, partners, members, officers, directors, employees, managers, successors and assigns from any and all Losses for any injury or damage to any person or property whatsoever for which Manager is responsible occurring in, on, or about the Properties, including, without limitation, the Improvements, when the injury or damage shall be caused by the willful misconduct, gross negligence or unlawful acts (the unlawfulness having been adjudicated by a court of proper jurisdiction) of Manager, its agents, servants, or employees, except to the extent that Owner recovers insurance proceeds with respect to such matter.

(c)           Limitations. Notwithstanding anything to the contrary in this Management Agreement, any indemnification and exculpation by the Owner under this Management Agreement is subject to any limitations imposed under the Company’s Articles of Incorporation or any amendments thereto.

ARTICLE VII.
TERM AND TERMINATION

7.1           Term. This Management Agreement shall commence on the Original Effective Date and shall continue until the earlier of (x) February 14, 2017 (the “Existing Expiration Date”) and (y) the consummation of the Buyout. In addition, and notwithstanding the foregoing, Owner may terminate this Management Agreement at any time upon delivery of written notice to Manager not less than 30 days prior to the effective date of termination, in the event of (and only in the event of) a showing by Owner of willful misconduct, gross negligence, or deliberate malfeasance by Manager in the performance of Manager’s duties hereunder; provided, however, that Owner shall not have such a right of termination if (i) such willful misconduct, gross negligence, or deliberate malfeasance is cured by Manager within thirty (30) days of written notice thereof by Owner, and (ii) Manager agrees to indemnify Owner for Losses arising out of such conduct. In addition, either party may terminate this Management Agreement immediately upon the occurrence of any of the following:

(a)           A decree or order is rendered by a court having jurisdiction (i) adjudging Manager as bankrupt or insolvent, or (ii) approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for Manager under the federal bankruptcy laws or any similar applicable law or practice, or (iii) appointing a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of Manager or a substantial part of the property of Manager, or for the winding up or liquidation of its affairs, or

(b)           Manager (i) institutes proceedings to be adjudicated a voluntary bankrupt or an insolvent, (ii) consents to the filing of a bankruptcy proceeding against it, (iii) files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or relief under any similar applicable law or practice, (iv) consents to the filing of any such petition, or to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency for it or for a substantial part of its property, (v) makes an assignment for the benefit of creditors, (vi) is unable to or admits in writing its inability to pay its debts generally as they become due unless such inability shall be the fault of the other party, or (iv) takes corporate or other action in furtherance of any of the aforesaid purposes.

Except as provided in Section 9.7, this Management Agreement may only be terminated in whole and not in part.

7.2           Manager’s Obligations Upon Termination. Upon the termination of this Management Agreement (including termination upon consummation of the Buyout), Manager shall cooperate with Owner and take all reasonable steps requested by Owner to make an orderly transition of the Manager’s services, including without limitation:

(a)           Manager shall deliver to Owner or its designee, all books and records with respect to the Properties.

(b)           Manager shall transfer and assign to Owner, or its designee, all service contracts and personal property relating to or used in the operation and maintenance of the Properties (including software and other intellectual property, to the extent assignable), except personal property paid for and owned by Manager. Manager shall also, for a period of 60 days immediately following the date of such termination, make itself available to consult with and advise Owner, or its designee, regarding the operation, and maintenance of the Properties.

(c)           Manager shall render to Owner an accounting of all funds of Owner in its possession and shall deliver to Owner a statement of all Management Fees claimed to be due to Manager and shall cause funds of Owner held by Manager relating to the Properties to be paid to Owner or its designee.

(d)           All provisions of this Management Agreement that require Manager to have insured, or to protect, defend, save, hold and indemnify or to reimburse Owner shall survive any expiration or termination of this Management Agreement and, if Owner is or becomes involved in any claim, proceeding or litigation by reason of Owner having retained services of Manager, such provisions shall apply as if this Management Agreement were still in effect.

7.3           Owner’s Obligations Upon Termination. Upon the termination of this Management Agreement (including termination upon consummation of the Buyout), Owner shall cooperate with Manager and take all reasonable steps to make an orderly transition of the Manager’s services to Owner, including without limitation:

(a)           Owner shall pay or reimburse Manager for any sums of money due it under this Management Agreement for services and expenses prior to termination of this Management Agreement. The parties understand and agree that Manager may withhold funds for 60 days after the end of the month in which this Management Agreement is terminated to pay bills previously incurred but not yet invoiced and to close accounts. Should the funds withheld be insufficient to meet the obligation of Manager to pay bills previously incurred, Owner will, upon demand, advance sufficient funds to Manager to ensure fulfillment of Manager’s obligation to do so, within 10 days of receipt of notice and an itemization of such unpaid bills.

(b)           Owner shall assume in writing all obligations under all Contracts entered into by Manager, on behalf of Owner of the Property and in accordance with this Management Agreement, upon the termination of this Management Agreement.

(c)           All provisions of this Management Agreement that require Owner to have insured, or to protect, defend, save, hold and indemnify or to reimburse Manager and the Indemnified Parties shall survive any expiration or termination of this Management Agreement and, if Manager or an Indemnified Party is or becomes involved in any claim, proceeding or litigation by reason of Manager having been Manager of Owner, such provisions shall apply as if this Management Agreement were still in effect.

ARTICLE VIII.
MISCELLANEOUS

8.1           Notices. Any notice, report, approval, authorization, waiver, consent or other communication (each, a “Notice”) required or permitted to be given hereunder shall be in writing and shall be deemed given or delivered: (i) when delivered personally; (ii) one business day following deposit with a recognized overnight courier service that obtains a receipt, provided such receipt is obtained, and provided further that the deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by electronic mail, provided a read receipt is delivered to the sender, in each case provided such communication is addressed to the intended recipient thereof as set forth below:

If to BH REIT, to:

Behringer Harvard REIT I, Inc.
17300 Dallas Parkway

Suite 1010

Dallas, Texas 75248
Attention: Telisa Webb Schelin, Esq.

Fax: (214) 365-7112

Email: tschelin@behringerharvard.com

with copies (which shall not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Attention:                 Peter M. Fass

James P. Gerkis

Fax: (212) 969-2900

Email: pfass@proskauer.com

jgerkis@proskauer.com

and:

Shefsky & Froelich, Ltd.
111 East Wacker

Suite 2800

Chicago, Illinois 60601
Attention: Michael J. Choate

Fax: (312) 275-7554

Email: mchoate@shefskylaw.com

If to Manager:

HPT Management Services LLC
15601 Dallas Parkway

Suite 600

Addison, Texas 75001
Attention: Robert S. Aisner
Fax: (214) 655-1610

Email: baisner@behringerharvard.com

with copies (which shall not constitute notice) to:

Behringer Harvard Holdings
15601 Dallas Parkway

Suite 600

Addison, Texas 75001
Attention: Stanton P. Eigenbrodt
Fax: (214) 655-1610

Email: seigenbrodt@behringerharvard.com

and:

Jenner & Block LLP
353 N. Clark Street
Chicago, Illinois 60654
Attention:                 Donald E. Batterson

Jeffrey R. Shuman

Fax: (312) 923-2707

Email: dbatterson@jenner.com

jshuman@jenner.com

Either party shall, as soon as reasonably practicable, give Notice in writing to the other party of a change in its address for the purposes of this Section 8.1. The failure of any Party to give notice shall not relieve any other Party of its obligations under this Management Agreement except to the extent that such Party is actually prejudiced by such failure to give notice.

8.2           Governing Law: Venue. This provisions of this Management Agreement shall be construed and interpreted in accordance with the laws of the State of Texas, and venue for any action brought with respect to any claims arising out of this Management Agreement shall be brought exclusively in Dallas County, Texas.

8.3           Assignment.

(a)           Neither this Management Agreement nor any of the rights, interests or obligations hereunder shall be assigned, transferred, delegated or otherwise disposed of (whether voluntarily or involuntarily, directly or indirectly, by operation of law, merger, sale of stock, sale of assets or otherwise), by Manager without the prior written consent of Owner. Notwithstanding the foregoing, (i) Manager  may, without the prior consent of Owner, assign, transfer, delegate or otherwise dispose of, this Management Agreement, or any of its rights, interests or obligations hereunder to (x) any Person listed on Schedule 8.3(a) attached hereto or (y) any Affiliate of Behringer Harvard Holdings, LLC, in whole or not in part; provided, however, that such Affiliate remains an Affiliate of Behringer Harvard Holdings, LLC at all times following such assignment, transfer, delegation or other disposition and (if this Management Agreement is in whole assigned, transferred, delegated or disposed to such an Affiliate) signs a joinder agreement and is bound hereunder, but no such assignment, transfer, delegation or other disposition shall relieve Manager of any of its obligations hereunder, and (ii) this Section 8.3 shall not restrict a Change of Control of Behringer Harvard Holdings, LLC.  Any purported assignment, transfer, delegation or disposition by Manager in violation of this Section 8.3 shall be null and void ab initio.

(b)           Notwithstanding Section 8.3(a), Manager may delegate partially or in full its duties and rights under this Management Agreement to (i) a Person who is not a member of the Behringer Group only with the prior written consent of Owner or (ii) any Person listed on Schedule 8.3(a) attached hereto. Subject to the foregoing, Owner acknowledges and agrees that any or all of the duties of Manager as contained herein may be delegated pursuant to this Section 8.3(b) by Manager and performed by a person or entity (“Submanager”) with whom Manager contracts for the purpose of performing such duties. Subject to the foregoing, Owner specifically grants Manager the authority to enter into such a contract with a Submanager; provided, however, that, unless Owner otherwise agrees in writing with such Submanager, Owner shall have no liability or responsibility to any such Submanager for the payment of the Submanager’s fee or for reimbursement to the Submanager of its expenses or to indemnify the Submanager in any manner for any matter; and provided, further, however, that Manager shall require such Submanager to agree, in the written agreement setting forth the duties and obligations of such Submanager, to indemnify Owner for all Losses incurred by Owner as a result of the willful misconduct or gross negligence of the Submanager, except that such indemnity shall not be required to the extent that Owner recovers insurance proceeds with respect to such matter. Any contract entered into between Manager and a Submanager pursuant to this Section 8.3 shall be consistent with the provisions of this Management Agreement, except to the extent Owner otherwise specifically agrees in writing. This Management Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

8.4           Third Party Leasing Services. Manager acknowledges that Owner may retain a third party to provide leasing services with respect to the Properties and to compensate such third party for such leasing services. Owner shall have the authority to enter into such a contract for leasing services with a third party (a “Third Party Leasing Agreement”); provided that Manager shall have no liability or responsibility to Owner for any of the duties and obligations undertaken by such party, and Owner agrees to indemnify Manager for all Losses incurred by Manager as a result of acts of such third party pursuant to the Third Party Leasing Agreement. To the extent that leasing services are specifically required to be performed by a third party pursuant to such Third Party Leasing Agreement, Manager shall have no obligation to perform such leasing services and Owner shall have no obligation to Manager for leasing fees pursuant to Section 5.3 hereof.

8.5           Third Party Management Services. Manager acknowledges that from time to time Owner may acquire interests in Properties in which Owner does not control the determination of the party that is engaged to provide property management and other services to be provided by Manager with respect to all Properties acquired by Owner hereunder. Upon prior written notice to Manager, Owner shall have the authority to acquire such non-controlling interests in Properties for which a third party provides some or all of the services otherwise required to be performed by Manager hereunder (a “Third Party Management Agreement”); provided that (a) Manager shall have no liability or responsibility to Owner for any of the duties and obligations undertaken by such third party, and (b) Owner agrees to indemnify Manager for all Losses incurred by Manager as a result of the acts of such third party pursuant to the Third Party Management Agreement, except to the extent such Losses result from the gross negligence or willful misconduct of Manager. To the extent that property management and other services are specifically required to be performed by a third party pursuant to such Third Party Management Agreement, Manager shall have no obligation to perform such services and Owner shall have no obligation to Manager for compensation for such services pursuant to Article V hereof.

8.6           No Waiver. The failure of Owner to seek redress for violation or to insist upon the strict performance of any covenant or condition of this Management Agreement shall not constitute a waiver thereof for the future.

8.7           Amendments. This Management Agreement may be amended only by an instrument in writing signed by the party against whom enforcement of the amendment is sought.

8.8           Headings. The titles and headings of sections and subsections contained in this Management Agreement are for convenience only, and they neither form a part of this Management Agreement nor are they to be used in the construction or interpretation hereof.

8.9           Counterparts. This Management Agreement may be executed with counterpart signature pages or in multiple counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Management Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

8.10         Facsimile Signatures. A facsimile or other electronic signature on the signature pages hereto shall for all purposes be deemed an original and shall bind the signor as if such facsimile or other electronic signature were an original.

8.11         Entire Agreement. Subject to express references to past practices contained herein, this Management Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.

8.12         Disputes. If there shall be a dispute between Owner and Manager relating to this Management Agreement resulting in litigation, the prevailing party in such litigation shall be entitled to recover from the other party to such litigation such amount as the court shall fix as reasonable attorneys’ fees.

8.13         Activities of Manager. The obligations of Manager pursuant to the terms and provisions of this Management Agreement shall not be construed to preclude Manager from engaging in other activities or business ventures, whether or not such other activities or ventures are in competition with Owner or the business of Owner.

8.14         Independent Contractor. Manager and Owner shall not be construed as joint venturers or partners of each other pursuant to this Management Agreement, and neither shall have the power to bind or obligate the other except as set forth herein. In all respects, the status of Manager to Owner under this Management Agreement is that of an independent contractor.

8.15         No Third-Party Rights. Nothing expressed or referred to in this Management Agreement will be construed to give any Person other than the parties to this Management Agreement any legal or equitable right, remedy or claim under or with respect to this Management Agreement or any provision of this Management Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to Section 8.3.

8.16         Ownership of Proprietary Property. The Manager retains ownership of and reserves all Intellectual Property Rights in the Proprietary Property. To the extent that Owner has or obtains any claim to any right, title or interest in the Proprietary Property, including without limitation in any suggestions, enhancements or contributions that Owner may provide regarding the Proprietary Property, Owner hereby assigns and transfers exclusively to the Manager all right, title and interest, including without limitation all Intellectual Property Rights, free and clear of any liens, encumbrances or licenses in favor of Owner or any other party, in and to the Proprietary Property. In addition, at the Manager’s expense, Owner will perform any acts that may be deemed desirable by the Manager to evidence more fully the transfer of ownership of right, title and interest in the Proprietary Property to the Manager, including but not limited to the execution of any instruments or documents now or hereafter requested by the Manager to perfect, defend or confirm the assignment described herein, in a form determined by the Manager.

8.17         Non-Solicitation. During the period commencing on the Original Effective Date and ending one year following the termination of this Management Agreement, BH REIT and BH OP shall not, without the Manager’s prior written consent, directly or indirectly, (i) solicit or encourage any person to leave the employment or other service of the Manager, or (ii) hire, on behalf of BH REIT or BH OP or any other person or entity, any person who has left the employment within the one year period following the termination of that person’s employment the Manager. During the period commencing on the Original Effective Date through and ending one year following the termination of this Management Agreement, BH REIT and BH OP will not, whether for its or their own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the relationship of the Manager with, or endeavor to entice away from the Manager, any person who during the term of the Management Agreement is, or during the preceding one-year period, was a co-investor, co-developer, joint venturer or other customer of the Manager.

8.18         Right of First Refusal. Manager shall have a right of first refusal to manage all Properties acquired by Owner during the term of this Management Agreement on the terms and conditions set forth in this Management Agreement. Subject to the provisions of Section 8.5 regarding Owner’s acquisition of non-controlling interests in Properties, prior to the time Owner acquires each Property, Owner shall notify Manager of such acquisition and offer Manager the right to manage such Property in accordance with this Management Agreement, including, for the avoidance of doubt, for the compensation set forth in Article V. Manager shall notify Owner, within ten (10) days of its receipt of such notice from Manager and all information reasonably requested by Manager with respect to the proposed Property, whether it accepts such offer. If Manager fails to give such a notice within such 10-day period, then Owner shall have the right to enter into an agreement with a third party to provide such services, on substantially the same terms as this Management Agreement or any other terms that are not more favorable to such third party.

8.19         Licensing Claims. Owner shall not (i) bring or cause to be brought or support any Licensing Claim or (ii) seek to avoid the observance or performance of any of the terms to be observed or performed under this Management Agreement (including, for the avoidance of doubt, Owner’s past or future payment to Manager of fees and expenses under this Management Agreement) as result of or with respect to any Licensing Claim. For the avoidance of doubt, Owner may respond to requests for information from any Governmental Authority with respect to Licensing Claims. Owner shall not have any indemnification obligations under Section 6.5 or otherwise with respect to Licensing Claims or any Losses arising from Licensing Claims.

8.20         Tax Cooperation. Each of BH REIT and BH OP, on the one hand, and Manager, on the other hand, shall provide the other with such assistance and non-privileged information relating to their respective businesses as may reasonably be requested in connection with the preparation of any Tax Return or the performance of any audit, examination or any other proceeding by any Governmental Authority, whether conducted in a judicial or administrative forum; provided, however, that the requesting party shall bear all reasonable costs and expenses associated with such request.

8.21         Insurance Premium Allocation. So long as Manager or a member of the Behringer Group maintains property insurance and general liability insurance with respect to the Properties, a portion of the premium of such policy shall be allocated to (and paid for by) BH REIT consistent with the allocation of the premium on the respective type of policy in effect as of the date hereof with changes as may be mutually agreed upon in writing by the parties from to time. BH REIT and Manager acknowledge that the premium allocation for the current policy period under all such policies has been agreed upon.

8.22         Abandonment of Property. Subject to this Section 8.22, Owner may abandon or cease funding an operating shortfall with respect to a Property. Owner shall provide Manager 30 days advance written notice of its intention to abandon a Property or cease funding operating shortfalls with respect to a Property. With 30 days advance written notice, Owner may request that Manager cease performing some or all services under this Management Agreement with respect to such Property during the period of such abandonment or cessation of funding. Manager shall thereupon (i) perform only the remaining services (if any) contemplated by this Management Agreement, requested by Owner, but Manager may continue to perform any services (at the expense of Owner) required by Law, and (ii) incur expenses only in the performance of such remaining services (if any) with respect to such Property during the period of such abandonment or cessation of funding. For the avoidance of doubt, the rights of the Manager under this Management Agreement with respect to such Property (including as to Management Fees, Oversight Fees and expense reimbursements) shall not be altered, amended or modified as a result of any such abandonment or funding cessation.

8.23         No Presumption Against Drafter. Each of the parties has jointly participated in the negotiation and drafting of this Management Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Management Agreement shall be construed as if drafted jointly by each of the parties, and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Management Agreement.

ARTICLE IX.
BUYOUT OPTION

9.1           Buyout Option. On or after June 30, 2015 and prior to the Existing Expiration Date, BH REIT has the right to exercise the Buyout Option, on the terms and subject to the conditions of this Management Agreement. For the avoidance of doubt, the Buyout Option may not be consummated prior to June 30, 2015, notwithstanding the delivery of the Buyout Notice prior to such date.

9.2           Buyout Notice. No less than 90 and no more than 180 days prior to the proposed date of the Buyout Closing, BH REIT shall deliver to Manager a notice of its irrevocable intent to exercise the Buyout Option in substantially the form set forth as Exhibit A hereto (such notice, the “Buyout Notice” and the date such Buyout Notice is delivered to Manager, the “Buyout Notice Date”), which Buyout Notice shall include, among other things: (a) the representations and warranties set forth in Article I of the Buyout Notice and (b) a proposed date for the Buyout Closing.

9.3           Buyout Closing.

(a)           Buyout Closing. The closing of the Buyout (the “Buyout Closing”) shall occur on the date specified in the Buyout Notice, or on such other date as BH REIT and Manager mutually agree (the “Buyout Closing Date”), at the offices of Behringer Harvard Holdings, 15601 Dallas Parkway, Addison, Texas, or at such other place as BH REIT and Manager may mutually agree. The Buyout Closing shall be deemed effective for all purposes at the open of business on the Buyout Closing Date.

(b)           Conditions to Buyout Closing. The obligations of Manager and BH REIT to consummate the Buyout shall be subject solely to those conditions set forth in Section 9.4 hereto.

(c)           Final Buyout Consideration Calculation. At least twenty  (20) Business Days prior to the Buyout Closing, Manager shall deliver to BH REIT a schedule setting forth its calculation of the Buyout Consideration (such schedule, the “Buyout Consideration Schedule”).

(d)           Manager Purchased Assets. Upon the terms and subject to the conditions of this Article IX, BH REIT shall acquire from Manager and Manager shall convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned and delivered, to BH REIT (or its designee) at the Buyout Closing, all of Manager’s right, title and interest in, to and under the assets and Agreements (which shall be conveyed, if any, on an “as is, where is” basis) expressly set forth in the schedule of assets and Agreements delivered by Manager at least twenty (20) Business Days prior to the Buyout Closing (such schedule, the “Manager Purchased Assets Schedule” and such assets and Agreements, the “Manager Purchased Assets”).  The Manager Purchased Assets Schedule shall be prepared in good faith by Manager and shall include such assets as BH REIT and Manager shall mutually agree at the time of the Buyout. For the avoidance of doubt, BH REIT and BH OP shall not assume any liabilities of Manager arising under the Manager Purchased Assets, other than liabilities under any Contracts to be assumed by Owner pursuant to Article VII.

(e)           Waiver of Certain Non-Solicit/Non-Hire Provisions.

(i)            At the Buyout Closing, Manager shall be deemed to have irrevocably waived the non-solicitation and non-hire provisions contained in Section 8.17 (Non-Solicitation) of this Management Agreement with respect to each employee (each, a “Manager Specified Employee”) set forth in a schedule prepared in good faith and delivered by Manager to BH REIT at least ten (10) Business Days prior to the Buyout Closing (the “Manager Specified Employees Schedule”). The Manager Specified Employees Schedule shall include (A) each employee of the Behringer Group performing property management services for BH REIT on-site at Properties under this Management Agreement as of the Buyout Closing and (B) such other employees of the Behringer Group performing property management services under this Management Agreement as of the Buyout Closing that occupy the functions or have the titles set forth in Exhibit C hereto. It is the intention of BH REIT and the Manager that the Manager Specified Employees Schedule only set forth employees performing property management services primarily or exclusively for Owner. For avoidance of doubt, the Manager Specified Employees Schedule shall not include any employee of the Behringer Group performing services under the Administrative Services Agreement, any Support Services Agreement, or any other Ancillary Agreement (as defined in the Master Modification Agreement).

(ii)           At the Buyout Closing, Manager shall be deemed to have irrevocably waived or cause to be waived any non-solicitation, non-hire, non-compete or other similar provisions contained in any Agreement between Manager (or an Affiliate of Manager) and any Manager Specified Employee to allow such Manager Specified Employee to work for BH REIT.

(iii)          Except as contemplated by Section 9.3(e)(i) and Section 9.3(e)(ii) above, neither Manager nor any other member of the Behringer Group (A) waives any right under any non-solicit or non-hire provision of this Management Agreement, the Administrative Services Agreement, any Support Services Agreement, or any other Agreement, (B) waives any such rights with respect to any employee who is not a Manager Specified Employee, or (C) waives any non-solicitation, non-hire, non-compete or other similar provisions contained in any Agreement between any of them and any Manager Specified Employee, and all such Agreements remain in full force and effect without limitation, including with respect to prohibition or limitation of the solicitation of employees (and other covered service providers) of the Behringer Group who are not Manager Specified Employees and are covered by such a provision.

(f)            Buyout Closing Payments.

(i)            Buyout Consideration Payments. At the Buyout Closing, in consideration for the agreements, covenants and obligations of Manager in connection with the Buyout, BH REIT shall pay Manager an amount equal to the Buyout Consideration in cash by wire transfer of immediately available funds to the bank account as shall be designated in writing by Manager at least two Business Days prior to the Buyout Closing Date.

(ii)           Pre-Closing Manager Fees and Expenses. At least three (3) Business Days prior to the Buyout Closing Date, Manager shall deliver to BH REIT a schedule (the “Pre-Closing Manager Fees and Expenses Schedule”) setting forth Manager’s good faith estimate of the amount of all fees and expenses due from BH REIT to Manager for all services rendered through the Buyout Closing under this Management Agreement or otherwise due to Manager with respect to the period before the Buyout Closing under this Management Agreement (such fees and expenses, the “Manager Fees and Expenses” and the amount of such estimate, the “Estimated Manager Fees and Expenses”). At the Buyout Closing, BH REIT shall pay the Estimated Manager Fees and Expenses to Manager in cash by wire transfer of immediately available funds to the bank account as shall be designated in writing by Manager. The payment of such Estimated Manager Fees and Expenses is subject to adjustment as set forth in Section 9.5.

9.4           Conditions to Buyout Closing.

(a)           Conditions to Manager’s Obligations. The obligation of Manager to consummate the Buyout is subject to the satisfaction of the following conditions as of the Buyout Closing, any of which may be waived in writing exclusively by Manager:

(i)            Representations of BH REIT. The representations and warranties of BH REIT set forth in the Buyout Notice shall be true and correct in all material respects both when made and at and as of the Buyout Closing as though then made.

(ii)           No Proceedings. No Judgment of any court or Governmental Authority of competent jurisdiction nor any applicable Law shall be in effect which would (a) prohibit the consummation of the Buyout, (b) declare unlawful the Buyout, or (c) cause such Buyout to be rescinded.

(iii)          Receipt of Payments; No Dispute.

(A)          BH REIT shall have paid and Manager shall have received in full (upon the Buyout Closing) the payments contemplated by Section 9.3(f);

(B)           there shall be no outstanding payment due and payable by BH REIT to any member of the Behringer Group under the Master Modification Agreement or any Ancillary Agreement (as defined in the Master Modification Agreement); and

(C)           no dispute shall be ongoing between BH REIT and Manager regarding the payment of any fees, the reimbursement of any expenses or any other payments under this Management Agreement.

(iv)          Other Buyout Closing Deliverables. BH REIT shall have delivered or caused to be delivered to Manager on or before the Buyout Closing Date the following:

(A)          instruments of authority from the Board of Directors of BH REIT, or an authorized committee thereof, in form and substance reasonably acceptable to Manager, authorizing the Buyout; and

(B)           a certificate by the Principal Executive Officer or Principal Financial Officer of BH REIT, in his or her capacity as such, that the conditions of the Buyout Closing set forth in this Section 9.4(a) have been met, in form and substance reasonably satisfactory to Manager.

(b)           Conditions to BH REIT’s Obligations. The obligation of BH REIT to consummate the Buyout is subject to the satisfaction of the following conditions as of the Buyout Closing, any of which may be waived in writing exclusively by BH REIT:

(i)            Representations of Manager. Manager shall deliver to BH REIT at the Buyout Closing representations and warranties in substantially the form set forth as Exhibit B to this Management Agreement (the “Manager Representations Letter”), which representations and warranties shall be true and correct in all respects as of the Buyout Closing.

(ii)           No Proceedings. No Judgment of any court or Governmental Authority of competent jurisdiction nor any applicable Law shall be in effect which would (A) prohibit the consummation of the Buyout, (B) declare unlawful the Buyout, or (C) cause such Buyout to be rescinded.

(iii)          Other Buyout Closing Deliverables. Manager shall have delivered or caused to be delivered to BH REIT on or before the applicable date specified elsewhere in this Article IX the following:

(A)          the Manager Specified Employees Schedule;

(B)           the Severance Schedule;

(C)           the Buyout Consideration Schedule;

(D)          the Manager Purchased Assets Schedule;

(E)           the Pre-Closing Manager Fees and Expenses Schedule;

(F)           prior to the Buyout Closing, instruments of authority from Manager, in form and substance reasonably acceptable to BH REIT, authorizing the Buyout;

(G)           (F)           a certificate by a senior executive officer of Manager, in his or her capacity as such, that the conditions of the Buyout Closing set forth in Section 9.4(a) have been met, in form and substance reasonably satisfactory to BH REIT.

9.5           Post-Closing Manager Fees and Expenses Adjustment.

(a)           Preparation of Final Manager Fees and Expenses Statement. As soon as practicable after the last day of the next calendar quarter of BH REIT after the Buyout Closing Date (the last day in such quarter, the “Adjustment Date”), but in no event later than forty-five (45) days after the Adjustment Date, Manager shall prepare in good faith and deliver to BH REIT a final statement (the “Final Manager Fees and Expenses Statement”) calculating the Manager Fees and Expenses for all services rendered through the Buyout Closing under this Management Agreement or otherwise due to Manager with respect to the period before the Buyout Closing under this Management Agreement (the “Final Manager Fees and Expenses Amount”). BH REIT shall have the right to dispute the Final Manager Fees and Expenses Statement and the calculation of the Final Manager Fees and Expenses Amount. Each party shall make available to the other party such books, records and personnel as shall be reasonably necessary for the other party in connection with the matters contained in this Section 9.5(a).

(b)           Post-Closing Manager Fees and Expenses Payment. If the Final Manager Fees and Expenses Amount exceeds the Estimated Manager Fees and Expenses, then within five (5) Business Days of the receipt of the Final Manager Fees and Expenses Statement, BH REIT shall pay the amount of such difference to Manager in cash by wire transfer of immediately available funds to the bank account as shall be designated in writing by Manager. If the Estimated Manager Fees and Expenses exceeds the Final Manager Fees and Expenses Amount, then within five (5) Business Days of the delivery of the Final Manager Fees and Expenses Statement, Manager shall pay the amount of such difference to BH REIT in cash by wire transfer of immediately available funds to the bank account as shall be designated in writing by BH REIT.

9.6           Manager Specified Employee Matters.

(a)           Employees and Offers of Employment. Effective as of the Buyout Closing, BH REIT shall offer employment to the Manager Specified Employees on the terms and subject to the conditions of this Article IX and the other terms and conditions determined by the Compensation Committee of the Board of Directors of BH REIT consistent with this Article IX. The Manager Specified Employees who accept and commence employment on or after the Buyout Closing with BH REIT are hereinafter collectively referred to as the “Transferred Manager Employees.” For the period commencing on the Buyout Closing Date and ending on the December 31 next following the one year anniversary of the Buyout Closing Date, such Transferred Manager Employees shall receive substantially similar (or more beneficial) base salaries and cash bonus opportunities as received immediately prior to the Buyout Closing Date. Further, BH REIT hereby assumes, as of the Buyout Closing, all Liabilities of Transferred Manager Employees (including the employment and termination thereof) arising on and after the Buyout Closing Date in connection with their employment by BH REIT. Except for BH REIT’s indemnification for PTO Liabilities pursuant to Section 9.6(c) and reimbursement for severance benefits as provided in Section 9.6(d), BH REIT does not assume, and shall not be liable or responsible for, any Liabilities with respect to any Manager Specified Employee who does not become a Transferred Manager Employee (each, a “Non-Hired Manager Specified Employee”) or any other employee of the Behringer Group.

(b)           “At Will” Employment. Subject to applicable Law and the terms of any Agreement between a Transferred Manager Employee and BH REIT, each Transferred Manager Employee shall be, upon accept and commencement of employment with BH REIT, an “at will” employee of BH REIT, and nothing in this Article IX shall create a contract of employment between (i) BH REIT or any of its Affiliates and (ii) a Transferred Manager Employee, nor limit the right of BH REIT and its Affiliates to terminate the employment of any Transferred Manager Employee at any time, for any reason, with or without cause, and without notice; provided that nothing in this Section 9.6(b) shall limit the other obligations of BH REIT as provided in this Article IX.

(c)           Paid Time Off; Other Leave. For the twelve (12) month period following the Buyout Closing Date, BH REIT shall provide to each Transferred Manager Employee paid time off, vacation, and other accrued leaves of absence benefits (“PTO Benefits”) substantially comparable in the aggregate as those provided by the Behringer Group immediately prior to the Buyout Closing, and BH REIT shall give each Transferred Manager Employee credit for the remaining PTO Benefits accrued by such Transferred Manager Employee during his or her employment with the Behringer Group prior to the Buyout Closing (that has not been forfeited or lost as of the Buyout Closing), but BH REIT may subject such accrued PTO Benefits to any accrual caps and use limitations (such as a “use it or lose it” policy) that are comparable to the accrual caps and use limitations under the comparable Behringer Group policies for PTO Benefits, as BH REIT may reasonably determine. To the extent that any member of the Behringer Group incurs any Damages with respect to any Liabilities for PTO Benefits with respect to any Manager Specified Employee (collectively, the “PTO Liabilities”), BH REIT shall indemnify such member of the Behringer Group with respect to such Damages.

(d)           Severance Obligations.

(i)            From the Buyout Closing and for the twelve (12) month period following the Buyout Closing Date, BH REIT shall provide severance benefits substantially comparable to those which would be applicable using the formula set forth in the severance schedule attached hereto (the “Severance Schedule”), to any Transferred Manager Employee who is involuntarily terminated by BH REIT under circumstances that would entitle the Transferred Manager Employee to severance benefits had his or her employment been terminated by a member of the Behringer Group immediately prior to the Buyout Closing (for example, BH REIT shall be under no obligation to provide severance benefits to any Transferred Manager Employee who has been terminated for cause). If BH REIT or any of its Affiliates seeks a release from any Transferred Manager Employee with respect to Claims of such Transferred Employee against BH REIT or its Affiliates (an “Employee Release”), BH REIT shall use commercially reasonable efforts to obtain a release, releasing (among other Persons) the Behringer Indemnified Parties (as defined in the Master Modification Agreement) of all Claims of such Transferred Manager Employee arising during his or her term of service (as an employee or otherwise) with the Behringer Group prior to the Buyout Closing on substantially similar terms as such Employee Release.

(ii)           BH REIT shall reimburse the applicable member of the Behringer Group for any severance benefits paid up to the amount determined using the formula set forth in the Severance Schedule, to any Non-Hired Manager Specified Employee who has his or her employment terminated by the applicable member of the Behringer Group within ninety (90) days of the Buyout Closing Date.

(e)           Employee Benefit Plans.

(i)            Effective as of the Buyout Closing Date, Transferred Manager Employees shall cease participation in any and all Behringer Plans and shall be eligible to participate in employee benefit and fringe benefit plans maintained by BH REIT or one of its Affiliates (the “BH REIT Plans”). Effective as of the Buyout Closing Date and continuing for a period ending on the December 31 next following the one year anniversary of the Buyout Closing Date, BH REIT shall provide to the Transferred Manager Employees through BH REIT Plans, employee benefits and fringe benefits which are, in the aggregate, substantially comparable to the employee benefits and fringe benefits provided to such Transferred Manager Employees under the Behringer Plans immediately prior to the Buyout Closing Date.

(ii)           Following the Buyout Closing Date, (A) each Transferred Manager Employee shall receive credit for all purposes (including credit for eligibility, benefit accrual and for vesting) under the BH REIT Plans for years of service with the Behringer Group; provided, however, that with respect to any credit for benefit accruals under any BH REIT Plans, there shall be no duplication of benefits or accruals under the employee benefit plans or programs of BH REIT and those of the Behringer Group (for example, with respect to employer contributions under a BH REIT 401(k) Plan), and (B) BH REIT shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any BH REIT Plans that are group health plans in which such Transferred Manager Employees and their eligible dependents shall participate to be waived (but only to the extent that such Transferred Manager Employees would be covered under the applicable group health plan of the Behringer Group) and shall provide credit, during the applicable plan year, for any co-payments and deductibles prior to the Buyout Closing for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the Buyout Closing. It is the intention of the parties that the Transferred Manager Employees and their eligible dependents be placed in no worse position (as employees of BH REIT) than if they had remained participants in the group health plans of the Behringer Group. Manager and BH REIT Agree to work together in good faith between the Buyout Notice Date and the Buyout Closing Date to ensure the orderly transition of the Transferred Manager Employees from Behringer Plans, including 401(k), flexible spending account, and group health plans, to corresponding BH REIT Plans.

(iii)          As of the Buyout Closing, (A) BH REIT hereby assumes all obligations and Liabilities under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for each Transferred Manager Employee (and his/her dependents and beneficiaries) and (B) no member of the Behringer Group shall have any Liabilities under COBRA with respect to such Transferred Manager Employees (and their dependents and beneficiaries).

(f)            No Third Party Beneficiaries. No provision of this Section 9.6 shall create any third party beneficiary or other rights in any employee or former or future employee (including any beneficiary or dependent thereof) of the Behringer Group or BH REIT or any of its Affiliates (including the Transferred Manager Employees) in respect of employment, continued employment (or resumed employment), compensation, benefits, or severance, and no provision of this Section 9.6 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Behringer Plan or any plan or arrangement which may be established by BH REIT or any of its Affiliates. No provision of this Management Agreement is intended as, nor shall any provision of this Management Agreement constitute, the establishment, amendment, or modification of, or supplement to, any employee benefit plan subject to ERISA, any other Behringer Plan or BH REIT Plan. No provision of this Management Agreement shall constitute a limitation on the rights of Behringer Group, BH REIT or their respective Affiliate to establish, amend, modify, supplement or terminate after the Buyout Closing Date any such plans or arrangements.

9.7           Buyout Option Termination. If this Management Agreement is terminated pursuant to Article VII prior to Buyout Closing, the Buyout Option shall terminate automatically and the Buyout shall not be consummated.

9.8           Survival. The covenants and agreements under this Management Agreement to be performed after the Buyout Closing (including, for the avoidance of doubt, the obligations pursuant to Sections 7.2 and 7.3) shall not expire until all obligations have been fully discharged with respect thereto. The representations and warranties of the parties with respect to the Buyout Option and the provisions of Section 9.9(c) shall survive until the expiration of the applicable statute of limitations.

9.9           Miscellaneous Buyout Provisions.

(a)           Non-Assignment. The Buyout Option is a contractual right under this Management Agreement and is granted solely to BH REIT and may not be assigned to any other Person separate and apart from this Management Agreement; provided, that any assignment of this Management Agreement (whether voluntarily or involuntarily, directly or indirectly, by operation of law, merger, sale of stock, sale of assets or otherwise) by Owner without the prior written consent of Manager shall result in the automatic termination of this Article IX; provided further that a Change of Control of Owner shall not automatically terminate this Article IX. Any purported assignment, transfer, delegation or disposition by Owner of Article IX in violation of this Section 9.9 shall be null and void ab initio (provided, that for the purposes of this Article IX only, all references to “50%” contained in the definition of “Change of Control” set forth in Section 1.22 shall be deemed to be references to “25%”).

(b)           Further Assurances. The parties hereto shall use their commercially reasonable efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request in order to carry out the intent and purposes of this Article IX and the consummation of the transactions contemplated hereby, including the Buyout.

(c)           LIMITATIONS ON REPRESENTATIONS AND WARRANTIES.

(i)            BH REIT HEREBY ACKNOWLEDGES THAT, EXCEPT TO THE EXTENT SPECIFICALLY STATED IN REPRESENTATIONS AND WARRANTIES ACTUALLY DELIVERED BY MANAGER TO BH REIT PURSUANT TO THE REPRESENTATIONS LETTER, MANAGER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN CONNECTION WITH OR WITH RESPECT TO THE SUBJECT MATTER OF THIS MANAGEMENT AGREEMENT OR IN RESPECT OF ANY OF MANAGER, THE BEHRINGER GROUP, THEIR RESPECTIVE EMPLOYEES, THE MANAGEMENT AGREEMENT OR ANY AGREEMENT BETWEEN ANY MEMBER OF THE BEHRINGER GROUP (ON THE ONE HAND) AND BH REIT OR ITS AFFILIATES (ON THE OTHER HAND) OR THE SERVICES PROVIDED THEREUNDER, OR WITH RESPECT TO ANY INFORMATION PROVIDED OR MADE AVAILABLE TO BH REIT OR ITS DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES OR AGENTS, INCLUDING WITH RESPECT TO ANY REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE, TITLE, OR NON-INFRINGEMENT, AND THAT ALL OTHER REPRESENTATIONS AND WARRANTIES ARE DISCLAIMED BY MANAGER. MANAGER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS MANAGEMENT AGREEMENT AND THE BUYOUT NOTICE, BH REIT DOES NOT MAKE ANY REPRESENTATION OR WARRANTY OF ANY KIND, WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN CONNECTION WITH OR WITH RESPECT TO THE SUBJECT MATTER OF THIS MANAGEMENT AGREEMENT. FOR THE AVOIDANCE OF DOUBT, THE FOREGOING SHALL NOT AFFECT OR OTHERWISE LIMIT ANY EXPRESS REPRESENTATIONS OR WARRANTIES CONTAINED IN THE MASTER MODIFICATION AGREEMENT OR ANY OTHER AGREEMENT BETWEEN ANY MEMBER OF THE BEHRINGER GROUP (ON THE ONE HAND) AND BH REIT OR ITS AFFILIATES (ON THE OTHER HAND).

(ii)           MANAGER HEREBY ACKNOWLEDGES THAT, EXCEPT TO THE EXTENT SPECIFICALLY STATED IN REPRESENTATIONS AND WARRANTIES ACTUALLY DELIVERED BY BH REIT TO MANAGER PURSUANT TO THE BUYOUT NOTICE, BH REIT MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN CONNECTION WITH OR WITH RESPECT TO THE SUBJECT MATTER OF THIS MANAGEMENT AGREEMENT OR IN RESPECT OF BH REIT, BH OP, THEIR RESPECTIVE EMPLOYEES, THE MANAGEMENT AGREEMENT OR ANY AGREEMENT BETWEEN BH REIT OR ITS AFFILIATES (ON THE ONE HAND) AND ANY MEMBER OF THE BEHRINGER GROUP (ON THE OTHER HAND) OR THE SERVICES PROVIDED THEREUNDER, OR WITH RESPECT TO ANY INFORMATION PROVIDED OR MADE AVAILABLE TO MANAGER OR ITS

DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES OR AGENTS, INCLUDING WITH RESPECT TO ANY REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE, TITLE, OR NON-INFRINGEMENT, AND THAT ALL OTHER REPRESENTATIONS AND WARRANTIES ARE DISCLAIMED BY BH REIT. BH REIT ACKNOWLEDGE THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS MANAGEMENT AGREEMENT AND THE BUYOUT NOTICE, MANAGER DOES NOT MAKE ANY REPRESENTATION OR WARRANTY OF ANY KIND, WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN CONNECTION WITH OR WITH RESPECT TO THE SUBJECT MATTER OF THIS MANAGEMENT AGREEMENT. FOR THE AVOIDANCE OF DOUBT, THE FOREGOING SHALL NOT AFFECT OR OTHERWISE LIMIT ANY EXPRESS REPRESENTATIONS OR WARRANTIES CONTAINED IN THE MASTER MODIFICATION AGREEMENT OR ANY OTHER AGREEMENT BETWEEN BH REIT OR ITS AFFILIATES (ON THE ONE HAND) AND ANY MEMBER OF THE BEHRINGER GROUP (ON THE OTHER HAND).

IN WITNESS WHEREOF, the parties have executed this Sixth Amended and Restated Property Management Agreement as of the date first above written.

BEHRINGER HARVARD REIT I, INC.

By:	/s/ Charles G. Dannis
Name: Charles G. Dannis
Title: Chairman of the Special Committee

BEHRINGER HARVARD OPERATING PARTNERSHIP I LP

By: BHR, Inc.

	By:	/s/ Telisa Schelin
	Name:	Telisa Schelin
	Title:	SVP - Legal

HPT MANAGEMENT SERVICES LLC

By:	/s/ M. Jason Mattox
Name: M. Jason Mattox
Title: Executive Vice President

EXHIBIT A

FORM OF BUYOUT NOTICE

, 20

HPT Management Services LLC
15601 Dallas Parkway

Suite 600

Addison, Texas 75001

Attention: Chief Legal Officer

Fax: (214) 655-1610

Pursuant to Section 9.2 of that certain Sixth Amended and Restated Property Management Agreement, dated as of August 31, 2012, by and among Behringer Harvard REIT I, Inc., a Maryland corporation (“BH REIT”), Behringer Harvard Operating Partnership I LLC, a Texas limited partnership (“BH OP”), and HPT Management Services LLC, a Texas limited liability company (the “Manager”), as amended, supplemented or otherwise modified from time to time (the “Management Agreement”), BH REIT hereby provides this irrevocable notice (this “Buyout Notice”) of its intent to exercise the Buyout Option. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Management Agreement.

ARTICLE I.
REPRESENTATIONS AND WARRANTIES OF BH REIT

BH REIT represents and warrants to Manager as of the date hereof and as of the Buyout Closing Date, as follows:

1.1           Organization and Qualification.

(a)           BH REIT is a corporation validly existing and in good standing under the laws of the State of Maryland. BH REIT has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted except where the failure to have such power and authority would not reasonably be expected to impact BH REIT’s ability to perform its obligations under the Management Agreement and the transactions contemplated thereby, including the Buyout.

(b)           BH OP is a limited partnership validly existing and in good standing under the laws of the State of Texas. BH OP has the requisite partnership power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted except where the failure to have such power and authority would not reasonably be expected to impact BH REIT’s ability to perform its obligations under the Management Agreement and the transactions contemplated thereby, including the Buyout.

1.2           Authority; No Conflicts; Approvals.

(a)           BH REIT has full corporate power and authority to consummate the transactions contemplated by (i) Management Agreement and (ii) this Buyout Notice and each other agreement, instrument or document executed and delivered under the Management Agreement upon the Buyout Closing (each such document, a “Ancillary Buyout Document”), including the Buyout. No provision of Law applicable to BH REIT or the bylaws, charter or other organizational documents or BH REIT (such documents, the “BH REIT Organizational Documents”) requires approval by the stockholders of BH REIT of the transactions contemplated by the Management Agreement, including the Buyout. The execution and delivery by BH REIT of this Buyout Notice and each other Ancillary Buyout Document to which it is a party, and the consummation by BH REIT of the transactions contemplated hereby and thereby, including the Buyout, have been duly authorized by all necessary corporate action and no other proceedings on the part of BH REIT are necessary to authorize the execution and delivery of this Buyout Notice, the Ancillary Buyout Documents and the consummation of the transactions contemplated hereby and thereby. The Management Agreement and this Buyout Notice have been, and each Ancillary Buyout Document to which BH REIT is a party when executed and delivered will be, duly and validly executed and delivered by BH REIT and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, constitutes or will constitute, as applicable, a legal, valid and binding agreement of BH REIT, enforceable against BH REIT in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.

(b)           BH OP has full partnership power and authority to consummate the transactions contemplated by Management Agreement and the Ancillary Buyout Documents, including the Buyout. No provision of Law applicable to BH OP or the partnership agreement of BH OP requires approval by the limited partners of BH OP of the transactions contemplated by the Management Agreement, including the Buyout. The execution and delivery by BH OP of each Ancillary Buyout Document to which it is a party, and the consummation by BH OP of the transactions contemplated thereby, to the extent applicable to BH OP, have been duly authorized by all necessary partnership action and no other proceedings on the part of BH OP are necessary to authorize the execution and delivery of such Ancillary Buyout Documents and the consummation of the applicable transactions contemplated thereby. Each Ancillary Buyout Document to which BH OP is a party when executed and delivered will be duly and validly executed and delivered by BH OP and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, constitutes or will constitute, as applicable, a legal, valid and binding agreement of BH OP, enforceable against BH OP in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.

(c)           To the knowledge of BH REIT and BH OP, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental

Authority or any other Person is required to be made, obtained or given by or on behalf of BH REIT or BH OP the absence of which would prevent the consummation by BH REIT or BH OP of the transactions contemplated by this Buyout Notice or the other Ancillary Buyout Documents, including the Buyout, or the performance by BH REIT or BH OP of its obligations under the Management Agreement and the Ancillary Buyout Documents to which it is party, other than such declarations, filings, registrations, notices, authorizations, consents or approvals obtained prior to the date hereof.

ARTICLE II.
PROPOSED CLOSING DATE

BH REIT proposes that the Buyout Closing occur on                                        , 20    , or such other Business Day as BH REIT and Manager shall agree, at the offices of Manager, or such other location as BH REIT and Manager shall agree.

*  *  *  *  *  *

Sincerely,

BEHRINGER HARVARD REIT I, INC.

By:
Name:
Title:

CC (with attachments):

Behringer Harvard Holdings
15601 Dallas Parkway

Suite 600

Addison, Texas 75001
Attention:  Robert S. Aisner
Fax: (214) 655-1610

Behringer Harvard Holdings
15601 Dallas Parkway

Suite 600

Addison, Texas 75001
Attention:  Chief Legal Officer
Fax: (214) 655-1610

Jenner & Block LLP
353 N. Clark Street
Chicago, Illinois 60654
Attention:                 Donald E. Batterson

Jeffrey R. Shuman

Fax: (312) 923-2707

EXHIBIT B

FORM OF MANAGER REPRESENTATION LETTER

, 20

Behringer Harvard REIT I, Inc.
15601 Dallas Parkway

Suite 600

Addison, Texas 75001
Attention: [                            ]
Fax: [                            ]

Pursuant to Section 9.4(b)(i) of that certain Sixth Amended and Restated Property Management Agreement, dated as of August 31, 2012, by and among Behringer Harvard REIT I, Inc., a Maryland corporation (“BH REIT”), Behringer Harvard Operating Partnership I LP, a Texas limited partnership (“BH OP”), and HPT Management Services LLC, a Texas limited liability company (the “Manager”), as amended, supplemented or otherwise modified from time to time (the “Management Agreement”), Manager hereby delivers this Manager Representations Letter. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Management Agreement. Manager hereby represents and warrants to BH REIT, as of the Buyout Closing, as follows:

Section 1. Organization.

Manager is a limited liability company validly existing and in good standing under the laws of its jurisdiction of organization.

Section 2. Authority; No Conflicts; Approvals.

(a)           Manager has full limited liability company power and authority to consummate the transactions contemplated by (i) Management Agreement and the Ancillary Buyout Document, including the Buyout. The execution and delivery by Manager of each Ancillary Buyout Document to which it is a party, and the consummation by Manager of the transactions contemplated thereby, including the Buyout, have been duly authorized by all necessary limited liability company action and no other proceedings on the part of Manager are necessary to authorize the execution and delivery of the Ancillary Buyout Documents to which it is a party and the consummation of the transactions contemplated thereby, including the Buyout. The Management Agreement has been, and each Ancillary Buyout Document to which Manager is a party when executed and delivered will be, duly and validly executed and delivered by Manager and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, constitutes or will constitute, as applicable, a legal, valid and binding agreement of Manager, enforceable against Manager in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.

(b)           To Manager’s knowledge, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority or any other Person is required to be made, obtained or given by or on behalf of Manager the absence of which would prevent the consummation by Manager of the transactions contemplated by the Ancillary Buyout Documents, including the Buyout, or the performance by Manager of its obligations under the Management Agreement and the Ancillary Buyout Documents to which it is party, other than such declarations, filings, registrations, notices, authorizations, consents or approvals obtained prior to the date hereof.

Section 3. Title to Manager Purchased Assets

Manager is the sole owner of and has good and valid title to each of the Manager Purchased Assets, free and clear of all Liabilities (except for immaterial Liabilities). At the Buyout Closing, Manager will deliver to BH REIT good and valid title in and to the Manager Purchased Assets, free and clear of all Liabilities (except for immaterial Liabilities).

Sincerely,

HPT MANAGEMENT SERVICES LLC

By:
Name:
Title:

CC:

Jenner & Block LLP
353 N. Clark Street
Chicago, Illinois 60654
Attention:                 Donald E. Batterson

Jeffrey R. Shuman

Fax: (312) 923-2707

Proskauer Rose LLP

Eleven Times Square

(Eighth Avenue & 41st Street)

New York, New York 10036

Attention: Peter M. Fass

James P. Gerkis

Fax: (212) 969-2900

Shefsky & Froelich, Ltd.
111 East Wacker

Suite 2800

Chicago, Illinois 60601
Attention: Michael J. Choate

Fax: (312) 275-7554

EXHIBIT C

FUNCTIONS AND TITLES OF MANAGER SPECIFIED EMPLOYEES

Current Job Title	Current Job Descriptions
Senior Vice President — Commercial Property Management

Responsible for directing, coordinating and exercising functional authority for the overall performance and profitability of the Property Management business on a national level; establishing and maintaining policy and procedure manual; leading preparation and presentation of annual property budgets; developing overhead budgets, tracking variances and ensuring operational performance in accordance with investment objectives; and overseeing key tenant relationships and resolving critical impact tenant relations’ issues.

Vice President — Operations

Responsible for managing and supervising the commercial property and management offices; setting measurable goals for the staff; assuring the timely preparation of annual budgets and monthly reports; developing, implementing and assuring adherence to company policies and procedures; supervising property management regional staff; and working with asset management personnel to help make properties run better.

Vice President — Engineering

Responsible for providing technical support to properties; managing operating expenses; developing and implementing an auditable and consistent set of engineering quality standards and processes; developing, implementing and managing (1) an audit program to ensure property-level compliance, (2) a program to ensure property-level code and regulatory compliance, and (3) a technical skills enhancement program for all property-level engineering and maintenance personnel; ensuring property-level compliance with OSHA required training; assisting in scoping and negotiating national and regional agreements for major services (e.g., water treatment); ensuring that all applicable properties benchmark their energy consumption utilizing the online EPA Energy Star Portfolio Manager tool; developing list of typical energy conserving capital projects to be considered; developing minimum maintenance standrads for all major equipment and system types; assisting in the development and review of 5-year capital plans; and review and comment on payback analysis, contract proposals, bid analysis summaries, scope of work and request for proposals.

Vice President — Project Management

Responsible for assisting owner in defining development projects; managing the project construction process from concept to completion; assist owner in defining scope, size and type of project; assist in due diligence; preparing requests for proposals; reviewing bids; negotiating contracts with consultants; reviewing and recommending changes to construction documents; preparing

C-1

and monitoring construction budgets; managing contract pricing negotiations; orchestrating project meetings with consultants, construction team and local city and building officials; monitoring contractor performance; managing tenant improvement construction; preparing project reports as needed; reviewing project Punch Lists, contractor record drawings, and contractor maintenance and operations books; and review and process final application and certificate for payments.

Director of Project Management

Responsible for ensuring project management policies and procedures are adhered to for all portfolio properties called upon to serve, and recommending policy enhancements when necessary; managing capital expenditure and tenant improvement projects in the specified region as directed by the regional Vice President of Property Management; tracking and preparing backup for billing of Project Management Fees; assisting with due diligence assignments; and assisting Property Management with the preparation of the annual and 5-10 year capital budgets.

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